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                                                                      EXHIBIT 11


FLEXIINTERNATIONAL SOFTWARE, INC.
COMPUTATION OF NET LOSS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
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


                                                                      Nine Months
                                               Year Ended               Ended
                                            December 31, 1996      September 30, 1997
                                            -----------------      -----------------
Net Loss                                        $(7,447)                $(4,640)
                                                =======                 =======

Weighted average number of common shares          3,891                   5,857
Preferred stock                                   6,640                   7,861
Common stock equivalents--cheap stock               257                     257
                                                -------                 -------
Shares used in computing unaudited
  pro forma net loss per share                   10,788                  13,975
                                                =======                 =======
Unaudited pro forma net loss per share          $ (0.69)                $ (0.33)
                                                =======                 =======
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